Exhibit 99.6

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/23049/ - 0 EXPERIENCE INVESTMENT CORP. Proxy for Special Meeting of Stockholders on May 5, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Charlie Martin and Michael Mohapp, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares o f C o m m o n S t o c k w h i c h t h e u n d e r s i g n e d w o u l d b e e n t i t l e d t o v o t e i f p e r s o n a l l y present and acting at the Special Meeting of Stockholders of Experience Investment Corp., t o b e h e l d M a y 5 , 2 0 2 1 a t h t t p s : / / w e b . l u m i a g m . c o m / 2 3 0 2 0 8 3 3 3 ( p a s s w o r d : ), and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side) 14475 1.1

SPECIAL MEETING OF STOCKHOLDERS OF

EXPERIENCE INVESTMENT CORP.

May 5, 2021

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal	FOR	AGAINST	ABSTAIN
1. To approve the business combination described in the accompanying proxy statement, including (a) adopting the Agreement and Plan of Merger, dated as of December 14, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time, the "Merger Agreement"), by and among EIC, Experience Merger Sub, Inc., subsidiary of EIC ("Merger Sub") and BLADE Urban Air Mobility, Inc. ("Blade"), a copy of which is attached to the accompanying proxy statement as Annex A, which, among other things, provides for the merger of Merger Sub with and into Blade, with Blade surviving the merger as a wholly owned subsidiary of EIC (the "Merger") and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement;	☐	☐	☐
2. To approve and adopt the second amended and restated certificate of incorporation of EIC in the form attached to the accompanying proxy statement as Annex F (the "second amended and restated certificate of incorporation");	☐	☐	☐
3. To approve, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately below in accordance with the United States Securities and Exchange Commission requirements;			
3a. To cause EIC to not be governed by Section 203 of the Delaware General Corporate Law ("DGCL") and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL.	☐	☐	☐
3b. To approve an increase of EIC's total number of authorized shares of all classes of capital stock from 111,000,000 shares to 402,000,000 shares, which would consist of (i) increasing the authorized EIC Class A common stock from 100,000,000 shares to 400,000,000 shares, (ii) increasing the authorized EIC preferred stock from 1,000,000 shares to 2,000,000 shares and (iii) eliminating the EIC Class B common stock.	☐	☐	☐
3c. To approve provisions in the second amended and restated certificate of incorporation that provide that certain transactions are not "corporate opportunities" and that each of Experience Sponsor LLC and each member of the EIC Board who is not an employee of EIC and their respective affiliates and the investment funds affiliated with them and their respective successors and affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of EIC are not subject to the doctrine of corporate opportunity.	☐	☐	☐
4. To approve and adopt the Experience Investment Corp. 2021 Omnibus Incentive Plan and the materials thereunder, including the authorization of the initial share reserve thereunder. A copy of such incentive plan is attached to the accompanying proxy statement as Annex E;	☐	☐	☐

5. To elect seven directors to serve staggered terms on the EIC Board until immediately following the 2021, 2022 and 2023 annual meetings of EIC stockholders, as applicable, and until their respective successors are duly elected and qualified;

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

	Nominee	Class
○	01 Edward Philip	Class I Nominee
○	02 David Zaslav	Class I Nominee
○	03 Eric Affeldt	Class II Nominee
○	04 Kenneth Lerer	Class II Nominee
○	05 Jane Garvey	Class III Nominee
○	06 Robert Wiesenthal	Class III Nominee
○	07 Susan Lyne	Class III Nominee

__INSTRUCTIONS:__ To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Proposal	FOR	AGAINST	ABSTAIN
6. To approve, for purposes of complying with the applicable provisions of National Association of Securities Dealers Automated Quotations ("Nasdaq") Rules 5635(a), (b) and (d), (a) the issuance of more than 20% of EIC's issued and outstanding shares of common stock in connection with the Transactions (as described in the accompanying proxy statement), including, without limitation, the PIPE Investment and the issuance of more than 20% of EIC's issued and outstanding shares to a single holder (as described in the accompanying proxy statement) and (b) the issuance of shares of EIC Class A common stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions (as described in the accompanying proxy statement); and	☐	☐	☐
7. To approve any proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal Nos. 1 through 6.	☐	☐	☐

THE BOARD OF DIRECTORS (THE "EIC BOARD") OF EXPERIENCE INVESTMENT CORP. ("EIC") UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" PROPOSALS 1, 2, 3A, 3B, 3C, 4, 5, 6 AND 7.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______________ Date: ________ Signature of Stockholder ______________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.